                                                              Exhibit (p)(7)(ii)
                                 CODE OF ETHICS

EVERGREEN INVESTMENT MANAGEMENT COMPANY

                            Effective January 2, 2004

As an Employee of any of the CMG Covered Companies, you are required to read, understand and abide by this Code of Ethics. The Code contains affirmative requirements as well as prohibitions that you are required to adhere to in connection with securities transactions effected on your behalf and on behalf of clients (including the Evergreen Funds). Such requirements include, among other things, (i.) notifying the Compliance Department upon establishing a personal securities account with a broker/dealer, (ii.) in certain cases, obtaining permission prior to engaging in a personal securities transaction, and (iii.) reporting personal securities transactions to the Compliance Department. Failure to adhere to the Code could result in sanctions, including dismissal from employment, and could also in certain cases expose you to civil or criminal penalties such as fines and/or imprisonment.

No written code can explicitly cover every situation that possibly may arise. Even in situations not expressly described, the Code and your fiduciary obligations generally require you to put the interests of your clients ahead of your own. In the interests of the company and Evergreen clients, the Compliance Officer may have the obligation and duty to review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety. If you have any questions regarding the appropriateness of any action under this Code or under your fiduciary duties generally, you should contact your Compliance Officer or Assistant General Counsel to discuss the matter before taking the action in question. Similarly, you should consult with your Compliance or Legal officer if you have any questions concerning the meaning or interpretation of any provision of the Code.

Finally, as an Employee of Wachovia Corporation or one of its divisions or subsidiaries, you should consult Wachovia's Code of Conduct contained in your Employee Handbook. This Code uses many defined terms that are defined in Section V.

I.   PROHIBITED ACTIVITIES
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A. No Employee shall engage in any Security transactions, activity or relationship that creates or has the appearance of creating a conflict of interest (financial or other) between the Employee and a Covered Company or a Client Account. Each Employee shall always place the financial and business interests of the Covered Companies and Client Accounts before his or her own personal financial and business interests.

B.   No Employee shall:

1)   employ any device, scheme or artifice to defraud a Client Account;
2) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client Account;

3) engage in any fraudulent, deceptive or manipulative practice with respect to a Client Account; or
4)   engage in any transaction that may give the appearance of impropriety.

C. No Employee shall purchase or sell, directly or indirectly, any Security for any Personal Account, any Client Account, the account of a Covered Company, or any other account, while in possession of Inside Information concerning that Security or the issuer without the prior written approval of the Compliance Officer and the Assistant General Counsel and (per Wachovia's Code of Conduct) Wachovia's Conflict of Interest Committee, which approval shall specifically determine that such trading would not constitute an improper use of such Inside Information. Employees possessing Inside Information shall take reasonable precautions to ensure that such information is not disseminated beyond those Employees with a need to know such information. Any questions should be directed to the Compliance Officer or Assistant General Counsel.

D. No Employee shall recommend or cause a Covered Company or Client Account to take action or refrain from taking action for the Employee's own personal benefit.

E. (1) No Employee shall purchase or sell any Security for any Personal Account if he or she knows such Security (i.) is being purchased or sold for any Covered Company or Client Account or (ii.) is being actively considered for purchase or sale by any Covered Company or Client account.

     (2) A Covered Company shall not purchase or sell any Security for its own account if the Employee making such purchase or sale knows such Security (i.) is being purchased or sold for any Client Account or (ii.) is being actively considered for purchase or sale by any Client Account.

The prohibitions contained in E.(1) and E.(2) shall not apply to:

(a) purchases pursuant to a dividend reinvestment program or purchases based upon preexisting status as a security holder, policyholder or depositor;
(b) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;
(c) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within 10 days prior to the call; and
(d) transactions previously approved in writing by the Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security.

F. No Employee shall purchase a Security for any Personal Account in an initial public offering, except for initial public offerings where the individual has a right to purchase the Security based on a preexisting status as a security holder, policy holder or depositor.

G. No Employee shall maintain or open a brokerage account constituting a Personal Account unless duplicate confirmations and statements of all account activity are forwarded to the Compliance Officer.

H. No Employee shall use any Derivative to evade the restrictions of this Code of Ethics.

I. No Investment Person shall be a director of a publicly traded company other than Wachovia Corporation without prior written approval of the Compliance Officer. Approval generally will not be granted.

J. No Access Person shall make investments for any Personal Account in any investment club without prior written approval from the Compliance Officer.

K. No Access Person may purchase a Security for any Personal Account in a private offering without prior written approval of the person's Chief Investment Officer or the Compliance Officer. In considering whether to grant such approval, the Compliance Officer or Chief Investment Officer will consider several factors, including but not limited to:

(1) whether the investment opportunity should be reserved for a Client Account; and
(2) whether the opportunity is being offered to the Access Person by virtue of his or her position with respect to a Client Account or a Covered Company.

If approval is granted, the Access Person must disclose the investment to the appropriate Chief Investment Officer before participating in any way in any decision as to whether a Client Account should invest in such Security or in another Security issued by the same issuer. In such circumstances, the Chief Investment Officer will conduct a review by investment personnel with no interest in the issuer prior to a purchase on behalf of a Client Account. The Compliance Officer shall retain a record of this approval and the rationale supporting it.

L. No Access Person may offer investment advice or manage any person's portfolio in which he or she does not have Beneficial Ownership other than a Client Account without prior written approval from the Compliance Officer.

M. No Investment Person may profit from the purchase and sale or sale and purchase of the same (or equivalent) Securities (other than securities issued by Wachovia Corporation) in a Personal Account within 60 calendar days. Any resulting profits will be disgorged as instructed by the Compliance Officer.

N. No Investment Person may buy or sell a Security for any Personal Account within seven calendar days before or after a Client Account that he or she manages, or provides information or advice to, or executes investment decisions for, trades in that Security, except:

(1) purchases pursuant to a dividend reinvestment program or purchases based upon preexisting status as a security holder, policyholder or depositor;
(2) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;
(3) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within ten days prior to the call; and

(4) transactions previously approved in writing by the Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security.

Any related profits from such transaction will be disgorged as instructed by the Compliance Officer.

O. No Employee shall, directly or indirectly, in connection with any purchase or sale of any Security by a Client Account or a Covered Company or in connection with the business of a Client Account or a Covered Company, accept or receive from a third party any gift or other thing of more than de minimis value, other than (i.) business entertainment such as meals and sporting events involving no more than ordinary amenities and (ii.) unsolicited advertising or promotional materials that are generally available. An Employee also should consult Wachovia Corporation's Code of Conduct relating to acceptance of gifts from customers and suppliers. An Employee shall refer questions regarding the permissibility of accepting items of more than de minimis value to the Compliance Officer.

P. No Investment Person shall sell any shares of any open end Evergreen fund held in a Personal Account, other than a money market fund, either at a profit or a loss, prior to six months from date of purchase (unless the purchase was pursuant to a systematic investment plan or program). Exceptions to this requirement may only be made by the Compliance Oversight Committee, which will report any such exception to the Evergreen Funds' Board of Trustees.

Q. No Access Person or Employee shall sell any shares of any open end Evergreen fund held in a Personal Account, other than a money market fund, either at a profit or a loss, prior to 90 days from date of purchase (unless the purchase was pursuant to a systematic investment plan or program). Exceptions to this requirement may only be made by the Compliance Oversight Committee, which will report any such exception to the Evergreen Funds' Board of Trustees.

R. All individuals subject to the Evergreen Code of Ethics shall maintain any open-end Evergreen fund position of which they have Beneficial Ownership, other than positions held through a Wachovia retirement plan, directly with Evergreen Service Company, transfer agent for the Evergreen funds. This provision of the Code will become effective on April 1, 2004.

II.  PRE-CLEARING PERSONAL TRADES
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Pre-Clearance Procedures and Standards

     A. No Access Person may engage in a Securities transaction (other than a transaction described in Section B. below) involving a Personal Account unless he/she has first pre-cleared the transaction by completing a Personal Investment Pre-Clearance Form and had the form signed and/or initialed as set forth therein. Approval shall be indicated by the Access Person's Chief Investment Officer or other designated supervisor signing and dating the Form where indicated at the bottom. Employees who are required to report trades through the StarCompliance Intranet system shall complete a Personalized Trade

          Authorization Form (PTAF). Approval shall be indicated by an approval from the Compliance Officer. A trade cannot be completed unless an approval has been received or the security is exempt or below the de minimis. Any such approval shall only be valid until the end of the next trading day. The time allotment is limited to the actual time of purchase or sale of the Security. If execution of the trade does not take place by the end of the next trading day, then another pre-clearance request (or PTAF) must be processed and approved. "Good till canceled" and "no limit" orders are forbidden.

B.   The following transactions are excluded from the pre-clearance requirement:

(1) any transactions in Securities traded on a national securities exchange or NASDAQ NMS with an aggregate amount of (i.) 500 shares or less or (ii.) $25,000 or less (whichever is a lessor amount) of a particular security within a seven calendar day window. The de minimis for fixed income securities is $50,000 par value. This includes corporate, municipal, and foreign bonds. The de minimis is not valid for an Investment Person who has knowledge of recent purchases and sales of the same security within Client accounts.
(2) purchases pursuant to a dividend reinvestment program (DRIP) or purchases based upon preexisting status as a security holder, policy holder or depositor;
(3) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;
(4) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within ten days prior to the call;
(5) transactions in Securities issued by Wachovia Corporation in any human resources transaction (ESOP, 401(k)). Any transactions placed in a personal account do need to be reported for insider trading reporting purposes;
(6) transactions by an Investment Person in a Security that all Client Accounts for which the person makes or executes investment decisions or recommendations are prohibited under their investment guidelines from purchasing; and
(7) transactions previously approved in writing by the Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security.

C. All Employees should consult the Wachovia Code of Conduct regarding the permissibility of investing in other financial institutions.

III. REPORTING REQUIREMENTS
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A. Each quarter, every Employee must sign an acknowledgment stating that he/she has received and reviewed and will comply with this Code of Ethics. New Employees should read and sign the policy within 30 days of employment.

B. Each Employee shall give written instructions to every broker with whom he or she transacts for any Personal Account to provide duplicate confirmation for all purchases and sales of Securities to:

     Evergreen Investments
     Compliance Department
     200 Berkeley Street, 23/rd/ Floor
     Boston, MA 02116

C. Employees who are not Investment Persons or Access Persons must report all transactions for their Personal Account annually for each year ending December 31 by the following January 31. Employees reporting using the StarCompliance system must file the required annual reports using that system.

D. Each Access Person must report all Securities holdings in all Personal Accounts upon commencement of employment (or within ten days of becoming an Access Person) and thereafter annually, for each year ending December 31 by the following January 31. A separate holdings list need not be provided if all personal security holdings are otherwise listed on copies of brokerage statements received by Compliance. If the employee's trades are tracked using the StarCompliance system, initial holdings must be reported through that system.

E. Each Access Person shall file with the Compliance Officer within ten calendar days after the end of each calendar quarter (March 31, June 30, September 30, December 31) a report listing each Security transaction (including those exempt from the pre-clearance requirements) effected during the quarter for any Personal Account; provided, however, a Security transaction need not be separately reported under this paragraph if a copy of a broker confirmation for the transaction was forwarded to the appropriate Compliance Officer as required under Section 1.G. Employees using the StarCompliance system must file quarterly reports using that system.

F. Any Employee who becomes aware of any person trading on or communicating Inside Information (or contemplating such actions) must report such event to the Compliance Officer or the Assistant General Counsel.

G. Any Employee who becomes aware of any person violating this Code of Ethics must report such event to the Compliance Officer or the Assistant General Counsel.

IV.  ENFORCEMENT
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A. Review: - The Compliance Officer shall review reports filed under the Code of Ethics to determine whether any violation of this Code of Ethics may have occurred. This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety.

B. Investigation: - The Assistant General Counsel shall investigate any substantive alleged violation of the Code of Ethics. An Employee allegedly involved in a violation of the Code of Ethics may be required to deliver to the Assistant General Counsel or his/her designee all tax returns involving any Personal Account or any Securities for which the Employee has Beneficial Ownership for all years requested. Failure to comply may result in termination.

C. Sanctions: - In determining the sanctions to be imposed for a violation of this Code of Ethics, the following factors, among others, may be considered:

(1)  the degree of willfulness of the violation;
(2)  the severity of the violation;
(3) the extent, if any, to which an Employee profited or benefited from the violation;
(4) the adverse effect, if any, of the violation on a Covered Company or a Client Account; and
(5)  any history of prior violation of the Code.

     The following sanctions, among others, may be considered:

(1)  disgorgement of profits;
(2)  fines;
(3)  letter of reprimand;
(4)  suspension or termination of employment; and
(5)  such other actions as the Compliance Oversight Committee shall determine.

D. All violations of the Code of Ethics involving Employees with responsibilities relating to the Evergreen Funds or otherwise involving the Evergreen Funds, and any sanctions imposed shall be reported to the Boards of Trustees of the Evergreen Funds. All violations of the Code and any sanctions also shall be reported to the Employee's supervisor, and any regulatory agency requiring such reporting, and shall be filed in the Employee's personnel record.

E.   Potential Legal Penalties for Misuse of Inside Information

(1)  civil penalties up to three times the profit gained or loss avoided;
(2)  disgorgement of profits;
(3)  injunctions, including being banned from the securities industry;
(4)  criminal penalties up to $1 million; and/or
(5)  jail sentences.

V.   DEFINITIONS
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Access Person: Access Person includes: (i.) any director of a Covered Company or any officer of a Covered Company with the title of Vice President or above, but excluding any such director or officer excluded in writing by the Covered Company's Compliance Officer with the approval of the Assistant General Counsel; (ii.) any Investment Person, but excluding any such person excluded in writing by the appropriate person's Compliance Officer with the approval of the Assistant General Counsel; and (iii.) any Employee of a Covered Company who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client Account or a Covered Company. Upon the hiring of a new Employee or of a change in an Employee's job title or responsibilities, the Chief Operating Officer, with the approval of the appropriate Compliance Officer, will determine whether the employee or has become an Access Person under the Code. The Compliance Officer will notify the Employee.

Assistant General Counsel: Michael H. Koonce - 617/210-3663

Beneficial Ownership: A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of the investment, regardless of the actual owner of record. Securities of which a person may have Beneficial Ownership include, but are not limited to:

(1) securities owned by a spouse, by or for minor children, or by relatives of the person or his/her spouse who live in his/her home, including Securities in trusts of which such persons are beneficiaries;
(2) a proportionate interest in Securities held by a partnership of which the person is a general partner;
(3) securities for which a person has a right to dividends that are separated or separable from the underlying securities; and
(4) securities that a person has a right to acquire through the exercise or conversion of another Security.

Client Account: Any account of any person or entity (including an investment company) for which a Covered Company provides investment advisory or investment management services. Client Account does not include brokerage or other accounts not involving investment advisory or management services.

Compliance Officer: The Compliance Officers for each Covered Company are set forth below:

Evergreen Investment Management Company
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Cathy White                617/210-3606
Jim Angelos                617/210-3690
Lisa Styles                336/747-8830

Compliance Oversight Committee: The members of the Compliance Oversight Committee are Dennis Ferro, Michael Koonce, Doug Munn, and James Angelos.

Covered Company: Includes Evergreen Investment Management Company. Covered Company also includes any other registered CMG investment advisors that are acquired during the time this Code is in effect.

Derivative: Every financial arrangement whose value is linked to, or derived from, fluctuations in the prices of stock, bonds, currencies or other assets. Derivatives include but are not limited to futures, forward contracts, options and swaps on interest rates, currencies, and stocks.

Direct or Indirect Influence or Control: The power on the part of an Employee, his/her spouse or a relative living in his/her home to directly or indirectly influence the selection or disposition of investments.

Employee: Any director, officer, or employee of a Covered Company, including temporary or part-time employees and employees on short-term disability or leave of absence. Independent contractors and their employees providing services to a Covered Company, if designated by the Compliance Officer, shall be treated as Employees under this Code.

Evergreen Funds: The open and closed-end investment companies advised or administered by the Covered Companies.

Inside Information: Information regarding a Security or its issuer that has not yet been effectively communicated to the public through an SEC filing or widely distributed news release, and which a reasonable investor would consider important in making an investment decision or which is reasonably likely to impact the trading price of the Security. Inside Information includes, but is not limited to, information about (i.) dividend changes, (ii.) earnings estimates and changes to previously released estimates, (iii.) other changes in financial status, (iv.) proposed mergers or acquisitions, (v.) purchases or sales of material amounts of assets, (vi.) significant new business, products or discoveries or losses of business, (vii.) litigation or investigations, (viii.) liquidity difficulties or (ix.) management changes.

Investment Person: An Employee who is a portfolio manager, securities analyst, or trader, or who otherwise makes recommendations regarding or effects the purchase or sale of securities by a Client Account.

Personal Account: Any holding of Securities constituting Beneficial Ownership, other than a holding of Securities previously approved by the Compliance Officer over which the Employee has no Direct Influence or Control. A Personal Account is not limited to securities accounts maintained at brokerage firms, but also includes holdings of Securities owned directly by an Employee.

Security: Any type of equity or debt instrument and any rights relating thereto, such as derivatives, warrants and convertible securities.

Unless otherwise noted, Security does not include:

(1)  US Government Securities (see definition below);
(2) commercial paper, certificates of deposit, repurchase agreements, bankers' acceptances, or any other money market instruments;
(3) shares of non-Evergreen registered open-end investment companies (i.e., mutual funds);

(4) commodities (except the Security that does include options on individual equity or debt securities);
(5)  real estate investment trusts;
(6)  guaranteed insurance contracts/ bank investment contracts; or
(7)  index based securities;
(8)  derivatives based on any instruments listed above.

Shares issued by all closed end funds (excluding index-based derivatives) are included in the definition of Security.

U.S. Government Securities: All direct obligations of the U.S. Government and its agencies and instrumentalities (for instance, obligations of GNMA, FHLCC, or FHLBs).